Exhibit 10.1
AGREEMENT
     This Agreement (“Agreement”), dated August 20, 2008, is entered into between Pioneer Drilling Company (the “Company”) and Joyce M. Schuldt (“Schuldt,” and together with the Company, the “Parties”), and shall be effective as of the Effective Date (as defined herein).
RECITALS:
     WHEREAS, Schuldt has been designated as a Level II participant in the Amended and Restated Pioneer Drilling Services, Ltd. Key Executive Severance Plan (the “Plan”), pursuant to which she is entitled to certain severance benefits upon her separation from the Company as further described herein;
     WHEREAS, this Agreement is entered into by and between the Company and Schuldt for the purpose of concluding their employment relationship;
     NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
     1. Definitions. As used in this Agreement, the following terms shall have the meaning indicated:
          (a) “Affiliates” means when used with respect to a specified Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with the specified Person. For purposes of this definition “control”, when used with respect to any specified Person, means the power to direct the management and policies of the Person, directly or indirectly, whether through the ownership of voting securities, by contract, by family relationship or otherwise; and the terms “controlling” and “controlled” have the meanings correlative to the foregoing.
          (b) “Person” refers to and includes any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, organization, or other entity.
          (c) “Pioneer Releasees” refers to the Company and its Affiliates and each of their respective past or present officers, directors, partners, stockholders, agents, employees, attorneys, trustees, successors and assigns and/or any or all of them.
          (d) “Schuldt Releasees” refers to Schuldt, her heirs, assigns, executors, and personal representatives and/or any or all of them.
     2. Resignations. As of the Effective Date, Schuldt hereby resigns from her positions as a director, officer and employee of the Company and its Affiliates, each as the case may be (the “Resignations”) and the Company hereby accepts Schuldt’s Resignations. The Parties agree that, for purposes of the Plan, Schuldt’s termination shall be deemed to be an “Involuntary Termination” as such term is defined under the Plan.
     3. Severance Benefits. In consideration for this Agreement, and the covenants and agreements contained herein, including, but not limited to, the waiver and release in Section 4 hereof, Schuldt shall be entitled to the following severance benefits:

          (a) A lump-sum cash payment of $900,000, as provided in Section 4.1(a) of the Plan, to be paid to Schuldt on the Effective Date. On the Effective Date, the Company shall deposit such $900,000 into a trust to provide for the payment described in the preceding sentence. Such trust shall be established by the Company on the Effective Date in accordance with the terms of the Trust Agreement attached hereto as Appendix A. In addition to the foregoing, Schuldt may receive an additional payment in respect of the earnings on the amount contributed to the trust established under the terms of the Trust Agreement.
          (b) Acceleration of the vesting of an aggregate of 41,666 shares of Common Stock subject to those outstanding stock option awards granted to Schuldt on July 18, 2007 (collectively, the “July 2007 Option Award”), as provided in Section 4.2(a) of the Plan. The July 2007 Option Award was for an aggregate of 125,000 shares of Common Stock, of which 41,666 shares vested on July 18, 2008, 41,666 shares are vesting pursuant to the terms of this Agreement, and 41,666 shares terminate as of the Effective Date. Following the Effective Date, the shares of Common Stock subject to the July 2007 Option Award, to the extent not terminated hereby, will remain subject to all other terms and conditions of that Incentive Stock Option Agreement and Non-Qualified Stock Option Agreement, as the case may be, both dated July 18, 2007, by and between Schuldt and the Company, and the terms and conditions of the Pioneer Drilling Company 2003 Stock Plan. Schuldt acknowledges and agrees that any portion of the July 2007 Option Award that remains unexercised following the three (3) month anniversary of the Effective Date will terminate.
          (c) Continuation of life insurance coverage and coverage under the Company’s medical benefits plan for twelve (12) months following the Effective Date (the “Coverage Expiration Date”), as provided in, and to the extent of, Section 4.3(a) of the Plan.
          (d) For eighteen (18) months following the Coverage Expiration Date, Schuldt is eligible to commence continued medical coverage in accordance with Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, as provided in, and to the extent of, Section 4.3(a) of the Plan.
          (e) A stock option award (“Option Award”) of 20,881 shares of the Company’s Common Stock with an exercise price equal to the closing sale price of the Common Stock on August 18, 2008 (the “Grant Date”) as reported by the American Stock Exchange. The Option Award will be granted pursuant to the terms and conditions of the Pioneer Drilling Company 2007 Stock Plan and that form of Stock Option Agreement attached as Appendix B of this Agreement. The Option Award is fully vested upon the Effective Date (but shall be forfeited if the Effective Date does not occur) and, once vested, will remain exercisable through the three (3) month anniversary of the Effective Date. Following the three (3) month anniversary of the Effective Date, the Option Award will terminate to the extent unexercised.
          (f) A stock award (“Stock Award”) of 3,645 shares of Common Stock. The Stock Award will be granted pursuant to the terms and conditions of the Pioneer Drilling Company 2007 Stock Plan and that form of Restricted Stock Agreement attached as Appendix C of this Agreement. The Stock Award will be fully vested upon the Effective Date (but shall be forfeited if the Effective Date does not occur).
          The number of shares subject to the awards in (e) and (f) above have been calculated based on 2.1 times Schuldt’s base salary with the allocation between option awards and restricted stock awards being 70% and 30%, respectively, of the dollar amount of such awards. The Compensation Committee of the Company will be using the same 70% option award/30% restricted stock award methodology for the other named executive officers of the Company for equity awards being made for the 2008 incentive plan year.

          (g) A cash incentive award for the period ended March 31, 2008 in the amount of $113,817. This cash incentive award was calculated using the target as the measurement level for Schuldt’s personal objectives. The Compensation Committee will not be using a higher measurement level with respect to personal objectives for determing the cash incentive award for this period for any of the other named executive officers in the Company’s proxy statement dated April 14, 2008.
          (h) A lump-sum cash payment of $16,948.92, which is equal to existing unpaid relocation expenses incurred by Schuldt in connection with her relocation from St. Louis, Missouri, to San Antonio, Texas, in July 2007, grossed-up to pay taxes in connection therewith as, and to the extent, provided in the Company’s Relocation Plan.
          (i) A lump-sum cash payment of $25,457.62, for certain unpaid consulting fees owed to Schuldt for the period prior to her employment with the Company.
          (j) A lump-sum cash payment of $730.25, for certain unpaid employee expenses.
          (k) Reimbursement of Schuldt’s legal fees and expenses incurred in connection with the internal investigation by the special committee of the Company’s Board of Directors and this Agreement.
          (l) Payment of Schuldt’s accrued but unpaid base salary through the Effective Date.
          (m) Payment for Schuldt’s vacation days accrued as of the Effective Date but untaken, if any, to the extent and in the manner provided by Company policy for its employees generally.
          Schuldt acknowledges and agrees (i) that all payments and benefits provided in this Section 3 will be made net of any applicable withholding requirements of federal, state or local law, and (ii) that other than as provided in this Section 3, Schuldt is not due, and no other compensation or benefits shall be paid to, Schuldt. It is acknowledged and agreed by Schuldt that Section 3 sets forth all of the compensation and benefits to which she is entitled under the Plan or otherwise.
     4. Waiver and Release.
          (a) In consideration for entering into this Agreement, and the acts, payments, covenants and agreements of the Parties described and contained herein, receipt and sufficiency of which is hereby acknowledged and confessed, Schuldt does hereby fully, finally and forever release, acquit, and discharge, and by these presents does for herself, her heirs, executors, administrators, successors and assigns, release, acquit, and forever discharge, the Pioneer Releasees from any and all claims, liabilities, demands, debts, accounts, obligations, actions and causes of action, of whatsoever nature, known or unknown, at law or in equity, vested or contingent, whether sounding in contract, statute, tort, fraud, misrepresentation or other theory of liability, which Schuldt, in whatever capacity including as an employee or stockholder of the Company or any of its Affiliates, had, has or may have against Pioneer Releasees arising at any time in the unlimited past to and including the date of this Agreement, including, but without limiting the generality of the foregoing, any and all matters arising out of or in any manner whatsoever connected with Schuldt’s employment with the Company, the ending of that employment, the resignation of Schuldt from any and all employee, officer and/or director positions in accordance with the terms hereof, or any causes of action Schuldt had, have or may have as a result of her ownership of stock in the Company (including stockholder derivative claims). Without limiting the generality of the foregoing, the Parties acknowledge and agree that among those claims released are those arising under Title VII of the Civil Rights Act of 1964, as amended (“Title VII”); the Age Discrimination in Employment Act of 1967, as amended, including the Older Workers Benefit Protection Act of 1990

(“ADEA”); the Civil Rights Act of 1866, as amended; the Civil Rights Act of 1991; the Americans with Disabilities Act of 1990 (“ADA”); the Energy Reorganization Act, as amended, 42 U.S.C. § 5851; the Workers Adjustment and Retraining Notification Act of 1988; the Pregnancy Discrimination Act of 1978; the Employee Retirement Income Security Act of 1974, as amended; the Family and Medical Leave Act of 1993; the Fair Labor Standards Act; the Occupational Safety and Health Act; the Texas Labor Code § 21.001 et seq.; the Texas Labor Code; claims in connection with workers’ compensation or “whistle blower” statutes. Schuldt acknowledges that payment of amounts to Schuldt by the Company pursuant to this Agreement is not an admission by the Pioneer Releasees that they engaged in any wrongful or unlawful act or that the Pioneer Releasees violated any federal or state law or regulation.
          (b) In consideration for entering into this Agreement, and the acts, payments, covenants and agreements of the Parties described and contained herein, receipt and sufficiency of which are hereby acknowledged and confessed, the Company, on behalf of itself and its Affiliates, does hereby fully, finally and forever release, acquit, and discharge, and by these presents does for the Company and its Affiliates, and the successors and assigns of the Company and its Affiliates, release, acquit, and forever discharge the Schuldt Releasees from any and all claims, liabilities, demands, debts, accounts, obligations, actions and causes of action, of whatsoever nature, known or unknown, at law or in equity, vested or contingent, whether sounding in contract, statute, tort, fraud, misrepresentation or other theory of liability, which the Company or its Affiliates has, had or may have against the Schuldt Releasees, arising at any time in the unlimited past to and including the date of this Agreement, including, but without limiting the generality of the foregoing, any and all matters arising out of or in any manner whatsoever connected with Schuldt’s employment with the Company or the ending of that employment.
          (c) Schuldt further acknowledges and agrees that this Agreement shall operate as a complete bar of any and all litigation, charges, complaints, grievances or demands of any kind whatsoever now pending or now contemplated by Schuldt, in whatever capacity including as an employee, officer, director or stockholder of the Company, or which might at any time be filed by Schuldt against the Pioneer Releasees, arising at any time in the unlimited past to and including the date of this Agreement, including, but without limiting the generality of the foregoing, any and all matters arising out or in any manner whatsoever connected with Schuldt’s employment with the Company, the severance of that employment, or any causes of action Schuldt might have as a result of her ownership of stock (including stockholder derivative claims) that might at any time be filed by Schuldt or on Schuldt’s behalf against the Pioneer Releasees. Each and all of the aforesaid claims are hereby fully and finally settled, compromised and released. The Company further acknowledges and agrees that this Agreement shall operate as a complete bar of any and all litigation, charges, complaints, grievances or demands of any kind whatsoever now pending or now contemplated by the Company, in whatever capacity, or which might at any time be filed by the Company against Schuldt, arising at any time in the unlimited past to and including the date of this Agreement. Each and all of the aforesaid claims are hereby fully and finally settled, compromised and released.
          (d) Schuldt warrants that she has not filed any action, charge or claim of any type against the Pioneer Releasees. Schuldt also warrants that she has not assigned and will not assign any claim that Schuldt might have or might have had against the Pioneer Releasees. In the event that any such actions, charges or claims are discovered, Schuldt agrees to immediately dismiss them with prejudice and indemnify the Pioneer Releasees with respect to same.
          (e) Schuldt agrees and covenants that she will not initiate or bring, or have initiated or brought on her behalf, any suit (legal or equitable), regarding any matter released herein, including without limitation her employment with the Company or separation from that employment.
          (f) Nothing contained in this Section 4 or elsewhere in this Agreement shall be construed to release or waive any claims for indemnification under any charter documents or bylaws of the Company or its Affiliates or the existing director and officer indemnification agreement entered into between Schuldt and an Affiliate of the Company.
          (g) Nothing contained in this Section 4 shall be construed as a release, discharge or waiver by (i) any Party of any claim, demand or dispute arising out of any alleged breach of this Agreement, or any individual term, condition or provision hereof, (ii) the Company or its Affiliates for any claim or cause of action for criminal misconduct involving embezzlement or (iii) co-payments under any health and benefit plan.
          (h) The Parties, and each of the them acknowledge, warrant, represent and agree that in executing and delivering this Agreement, they do so freely, knowingly and voluntarily, that they are fully aware of the contents and effect thereof and that such execution and delivery is not the result of any fraud, duress, mistake or undue influence whatsoever.
          (i) It is acknowledged and understood by the Parties that the facts with respect to this Agreement as given may hereafter turn out to be other than or different from the facts in that connection now known to them or believed by them to be true, and the Parties therefore expressly assume the risk of the facts being different and agree that this Agreement shall be in all respects effective and not subject to termination, rescission or modification by any such difference in facts.
          (j) Schuldt acknowledges that she has 21 days to consider whether to sign and execute this Agreement.
          (k) Schuldt understands that she may revoke this Agreement for seven (7) days following her signing of the Agreement, provided, that Schuldt’s written statement of revocation is received on or before that seventh day by Human Resources Manager, Pioneer Drilling Company, 1250 N.E. Loop 410, Suite 1000, San Antonio, Texas 78209. Schuldt further understands that if after the seven (7) day revocation period, she has not revoked the Agreement, the Agreement will then be considered effective, irrevocable and enforceable. The waivers and releases set forth in this Section 4 shall become effective on the Effective Date upon the payment by the Company of (i) the amounts required to be paid pursuant to Section 3(a) of this Agreement to the trust established by the Trust Agreement and (ii) the amounts required to be paid pursuant to Section 3(g) through Section 3(m), inclusive, to Schuldt. Concurrently with the payment of the amounts described in the preceding sentence, Schuldt shall provide the written acknowledgement of her receipt of all consideration required under Section 3 (other than the insurance coverage described in Section 3(c) and Section 3(d)) attached as Appendix D.
     5. Mutual Non-Disparagement Covenant. The Parties agree not to directly, or indirectly through any authorized agent, representative, Affiliate or other Person, and the Company will use its reasonable best efforts to cause the “Key Employees” (as defined in the side letter between Schuldt and the Company of even date herewith) and directors not to, make any statement or representation (whether oral, written or electronic) of any type (whether direct or indirect, implied or specific) to any Person that disparages in any material respect the other Party or the other Party’s officers, directors, employees or Affiliates, as the case may be. This includes, without limitation, communications with recruiters, bankers, investment bankers, investors, employees, lawyers, accountants, regulators, educational institutions, country clubs, and any other social organizations. Notwithstanding anything to the contrary in this Section 5, no statements made in connection with any judicial, administrative or other governmental proceedings or investigations, whether formal or informal, or any investigations at the direction of the Board of Directors of the Company, will be deemed to be in violation of this Section 5 if made in good faith and with an honest belief in the truthfulness of such statements.

     6. Confidentiality Covenant. Schuldt acknowledges that she has had access to confidential and proprietary information of the Company and its Affiliates (“Confidential Information”), including without limitation, information concerning policies, practices, customers, pricing, costs, suppliers, methods, products, processes, techniques, finances, administration, employees, devices, trade secrets, and operations of the Company and its Affiliates. Schuldt agrees that in further consideration for the severance benefits set forth in Section 3 of this Agreement, Schuldt will not disclose to any Person, or use for her own benefit or for the benefit of anyone else or any other Person, the Confidential Information; provided, however, that Schuldt shall not be prohibited from disclosing Confidential Information pursuant to a lawful and properly authorized subpoena, court order or other mandatory legal process. This Agreement does not restrict the use or disclosure of information that (a) is available to the general public, (b) Schuldt had in her possession prior to working for the Company, or (c) Schuldt received from a source outside the Company, without obligation of confidentiality. This Agreement does not affect Schuldt’s obligations or the Company’s rights under any confidentiality, secrecy or proprietary information or intellectual property agreement; or any laws governing such matters.
     7. Cooperation Covenant.
          (a) Schuldt agrees that she will cooperate with the Company and its Affiliates, officers, directors, employees, representatives and agents (collectively, “Company Representatives”) by responding to questions, attending meetings, depositions, administrative proceedings, court hearings, and trials, or otherwise, in each case as may be reasonably required for full and reasonable cooperation, with respect to any existing or future claims, investigations (including the continuing internal investigation by the special committee of the Company’s Board of Directors and any investigation by the Securities and Exchange Commission, American Stock Exchange or other governmental or regulatory agency) and litigation of which Schuldt has personal or corporate knowledge based on omissions, acts, transactions or other events that occurred during Schuldt’s employment with the Company or association with the Company and its Affiliates. Schuldt will provide the first 30 hours of services requested by the Company hereunder without charge and the Company will pay Schuldt at a rate of $350 per hour for all additional services requested by the Company hereunder. In addition, the Company will reimburse Schuldt for her reasonable expenses associated with such cooperation, including travel expenses, miscellaneous expenses and attorneys’ fees.
          (b) Schuldt agrees to maintain in strict confidence any information or knowledge she has regarding current and/or future claims against, or litigation, administrative hearings or investigations involving, the Pioneer Releasees. Schuldt further agrees that to ensure compliance with the foregoing commitments, and in particular to protect against the disclosure of Confidential Information, Schuldt will not knowingly, directly or indirectly, counsel, assist, aid or abet any Person in the prosecution of a claim or suit against the Pioneer Releasees except, with respect to a Pioneer Releasee other than Pioneer or one of its Affiliates, where such claim or suit does not relate in any respect to the business of Pioneer or its Affiliates. As part of this agreement and commitment, Schuldt shall not voluntarily (i.e. absent subpoena or court order or other mandatory legal process) testify, whether by deposition, affidavit or in person, in any legal proceeding in which the Company or any of its Affiliates is a defendant or prospective defendant. In the event Schuldt receives notice of any type seeking to compel her to give testimony in any such proceeding she will immediately upon receipt of such notice (i) provide the Company a copy of such notice, subpoena, court order or other mandatory legal process seeking to compel her testimony, (ii) refrain from communicating with the party or the parties’ representative initiating the process or discovery with respect to such matters, and (iii) cooperate with the Company and its Affiliates in protecting all Confidential Information pursuant to applicable ethical and legal requirements. It is agreed and understood that nothing herein is intended to prevent Schuldt from complying with a lawful and properly authorized subpoena, court order or other mandatory legal process based on the advice of her legal counsel.

     8. Non-Publicity Covenant. The Parties agree to respond to any requests for information from the press or other media, or potential employers, by stating that Schuldt voluntarily resigned her employment with the Company and, in the case of potential employers, the date of her employment and positions held with the Company.
     9. Arbitration. Except for the provisions of Section 5 (Non-Disparagement), Section 6 (Confidentiality), Section 7 (Cooperation), and Section 8 (Non-Publicity), all with respect to which each of the Parties expressly reserves the right to petition a court directly for injunctive and other equitable relief, any dispute regarding the interpretation or enforcement of any provision of this Agreement shall be resolved by binding arbitration by a single arbitrator, chosen in a manner agreed to by the Parties, or if they cannot agree, by a panel of three (3) arbitrators, one selected by Schuldt, one selected by the Company and the third selected by the two thus chosen. The Parties shall jointly share the cost of a single arbitrator, or, if a panel is selected, each shall bear the cost in connection with its respective arbitrator, and shall jointly share in the cost of the third arbitrator. Any arbitration conducted hereunder shall be conducted in accordance with the then existing rules of the American Arbitration Association. The award of the arbitrator shall be confirmed as necessary as a judgment by any court having competent jurisdiction. Any disputes will be arbitrated in Bexar County, Texas. The parties to any such arbitration will make every reasonable effort to commence the arbitration proceedings within thirty (30) days from the date that either party first gives written notice to the other Party of its intention to submit a dispute for arbitration.
     10. Severability. Should any provision or portion of a provision of this Agreement be determined to be void by any court of competent jurisdiction, then such determination shall not affect any other provision or the remainder of the affected provision of this Agreement, all of which provisions shall remain in full force and effect; and it is the intention of the Parties that if any provision of this Agreement is capable of two constructions, one of which would render the provision void and the other of which would render the provision valid, then the provision shall have the meaning that renders it valid.
     11. Understanding of the Parties. Each of the Parties further agrees and represents that:
          (a) Each Party has had a reasonable and sufficient period of time within which to consider this Agreement;
          (b) Each Party has fully read and understands the Agreement;
          (c) Each Party has executed this Agreement on its own free will and accord and for the consideration herein stated; and
          (d) Each Party has consulted with, or has been advised to and had the opportunity to consult with, the attorneys of its choosing and enters into this Agreement with full knowledge of the content and effect hereof, and attests to the same by its signature below.
     12. Successors and Assigns. This Agreement shall be binding on and inure to the benefit of the Parties and their respective heirs, successors and assigns. However, the rights, benefits, obligations, covenants and agreements of Schuldt set forth in this Agreement are not assignable and any attempted assignment thereof shall be null and void.
     13. Modifications. This Agreement may not be modified except by a writing signed by each of the Parties or their duly authorized representatives.

     14. Applicable Law. This Agreement shall, in all respects, be interpreted, construed and governed by and under federal law where applicable or the domestic laws of the State of Texas otherwise. As set forth in Paragraph 9, the Parties have agreed to arbitration as the forum for dispute resolution. However, if and to the extent any judicial proceedings are instituted, they shall be brought in federal or state court in the County of Bexar, State of Texas.
     15. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same instrument.
     16. Entirety of Agreement. The Parties hereto acknowledge and agree that this instrument and any other instruments specifically referred to herein constitute and contain the entire agreement and understanding concerning the subject matter between the Parties and supersede and replace all prior negotiations and proposed agreements, whether written or oral. The Parties, and each of them, warrant that no other party or any agent or attorney of any other Party has made any promise, representation or warranty whatsoever not contained herein to induce them to execute this instrument and the other documents referred to herein. The Parties, and each of them, represent that they have not executed this Agreement in reliance on any promise, representation or warranty not contained herein or therein.
     17. Construction. The Parties hereto acknowledge and agree that the language of this Agreement shall be construed as a whole according to its fair meaning and not strictly for or against any of the Parties. The various headings in this Agreement are inserted for convenience only and shall not be deemed a part of or in any manner affect this Agreement or any provision hereof.
     18. Costs and Attorneys’ Fees. Should any action be brought to enforce any of the terms or conditions of this Agreement, or for a breach thereof, the arbitrator(s) or court, as the case may be, shall have the discretion to award costs and expenses incurred in the prosecution or defense of that action, including attorneys’ fees, to the prevailing Party as the arbitrator(s) or court, as the case may be, may deem just and equitable.
     19. Further Assurances. The Parties hereto shall execute all documents and instruments reasonably required to affect the terms of this Agreement and the transactions contemplated hereby and thereby.
     20. Mail. Schuldt hereby grants to each of the Company Representatives the right to open and read any mail addressed to Schuldt that they reasonably believe not to be of a personal nature. The Company Representatives agree to cause any personal mail to be forwarded to Schuldt at such address as she from time to time designates in writing. Schuldt’s current address for such purpose is designated below.
     21. Notice. Any notices required or permitted hereunder shall be in writing and shall be deemed given when personally given or three (3) business days after being deposited with the U.S. Postal Service for delivery by registered or certified mail, return receipt requested, addressed to the Company at its address set forth herein or addressed to Schuldt at the last address she has on file with the Company, or at such other addresses as they may specify in writing.
     22. Effectiveness of Agreement. Because this Agreement provides that Schuldt may revoke this Agreement at any time during the seven (7) calendar day period following the date Schuldt signs this Agreement, this Agreement (and the payment of consideration pursuant hereto) will not become effective and enforceable until 12:01 a.m. of the day next after the expiration of the seven-day revocation period (referred to herein as the “Effective Date”).

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date hereof, but it shall not be effective until the Effective Date.

/s/ Joyce M. Schuldt
Joyce M. Schuldt

PIONEER DRILLING COMPANY

By: Name:	/s/ Wm. Stacy Locke Wm. Stacy Locke
Title:	CEO

Address:	1250 N.E. Loop 410, Suite 1000 San Antonio, Texas 78209